Exhibit (a)(5)(A)


                   HERCULES CRITICIZES ISP'S LAST MINUTE PLOY
                           TO ATTEMPT TO GAIN CONTROL
                 ----------------------------------------------

Wilmington, DE, July 14, 2003 - Dr. William H. Joyce, Chairman and Chief Executive Officer of Hercules Incorporated (NYSE: HPC), issued the following statement in response to International Specialty Products Inc.'s (ISP) announcement earlier today:

"ISP's announced intention to purchase a small number of additional Hercules shares, which is conditioned on Heyman's handpicked director nominees being elected to our Board, is simply a last minute campaign ploy by Heyman to try to gain control of Hercules for his own purposes. Heyman's proposed intention does not, in my view, recognize the inherent value in Hercules nor does it take into account the renewed momentum at the Company - as evidenced by our continued progress in improving financial results and by our closing stock price of $10.99 on July 11, 2003 - or the significant opportunities for growth and increased value as we continue to build on our solid foundation. Heyman's announcement is just further evidence of his attempt to gain control of Hercules without offering a control premium to all shareholders.

Joyce added, "Furthermore, he continues to offer no realistic or credible plan, and no convincing reason, for shareholders to vote for his nominees. We believe our shareholders are too sophisticated to be fooled by such transparent, manipulative tactics."

Earlier today, ISP announced that if dissident director Sam Heyman's nominees are elected to Hercules' Board at the Company's Annual Meeting on July 25, 2003, ISP intends to purchase approximately 4.5% of Hercules' outstanding stock in a tender offer and another 4.5% over the following twelve months.

Hercules urges shareholders to sign, date and return the GOLD Hercules proxy card voting FOR Hercules' director nominees. Shareholders with questions or in need of assistance in voting their shares should contact Hercules' proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at
(212) 929-5500 or via email at proxy@mackenziepartners.com.

                                     # # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at WWW.HERC.COM.


This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, the outcome of the pending proxy contest, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:                                      Investor Contact:
   John Riley                                           Allen A. Spizzo
   jriley@herc.com                                      aspizzo@herc.com
   (302) 594-6025                                       (302) 594-6491